Exhibit 10.16

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (“Agreement”) is made by and between Michael Ashby (“Executive”) and Calix, Inc., a Delaware corporation (“Company”), effective as of February 11, 2014 (“Effective Date”), with reference to the following facts:

A.    Executive currently serves as the Executive Vice President and Chief Financial Officer of the Company.

B.     Executive and the Company desire for Executive to transition to the role of Executive Vice President and Chief Accounting Officer effective as of February 11, 2014 (“Transition Date”), and to continue to serve as the Company’s principal financial officer and principal accounting officer.

C.    Executive and the Company desire for Executive to transition to the role of Advisor to the Chief Executive Officer and Chief Financial Officer effective as of March 1, 2014, at which point Executive will no longer serve as the Company’s principal financial officer and principal accounting officer.

D.     Executive and the Company desire for Executive to terminate employment with the Company as of August 11, 2014 (“Termination Date”).

E.    Executive and the Company want to transition Executive’s duties and end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive.

The parties agree as follows:

1.Continued Employment. Unless Executive is terminated by the Company for Cause (within the meaning of the Company’s Executive Change in Control and Severance Plan (“Severance Plan”)) or Executive voluntarily resigns from the Company, Executive shall continue to serve as the Company’s Executive Vice President and Chief Financial Officer and continue his current duties and responsibilities, compensation arrangements and benefit plans until the Transition Date. Executive acknowledges that, while continuing to serve as the Company’s Executive Vice President and Chief Financial Officer or Executive Vice President and Chief Accounting Officer, Executive shall continue to be subject to the requirements of Section 16 of by the Securities Exchange Act of 1934, as amended (“Exchange Act”). Executive shall no longer be eligible to participate in the Severance Plan and Executive’s letter agreement with the Company under the Severance Plan shall be deemed terminated and superseded in its entirety by this Agreement.
2.    Transition Period.
(a)    Transition Period. Unless Executive’s employment with the Company is terminated by the Company for Cause or Executive voluntarily resigns from the Company, during the period of time (“Transition Period”) commencing on the Transition Date and ending on the Termination Date, Executive shall remain employed by the Company, first as Executive Vice President and Chief Accounting Officer (through February 28, 2014), continuing to serve as the Company’s principal financial officer and principal accounting officer, and from and after March 1, 2014, as

Advisor to the Chief Executive Officer and Chief Financial Officer, at which point Executive will no longer serve as the Company’s principal financial officer and principal accounting officer. Executive shall provide transition services in Executive’s areas of expertise and work experience and responsibility and such other duties as shall be assigned by the Chief Executive Officer or other officer of the Company designated by the Chief Executive Officer (“Transition Duties”). Executive acknowledges and agrees that, during the Transition Period, Executive shall not, directly or indirectly, become employed by or provide assistance to any Competitor (as defined below) of the Company and may only accept employment with a Competitor if Executive receives written consent from the Company’s Chief Executive Officer. Executive shall otherwise devote such time and attention to Executive’s Transition Duties as shall reasonably be required. For purposes of this Agreement, “Competitor” means any company that could reasonably be considered to be a competitor of Company, including without limitation all of the following entities and their respective parents, affiliates and subsidiaries: Accedian Networks Inc.; ADTRAN, Inc.; Alcatel-Lucent, S.A.; BTI Systems Inc.; CIENA Corp.; Cisco Systems, Inc.; Cyan, Inc.; Huawei Technologies Co., Ltd.; Tellabs Inc.; Zhone Technologies Inc.; and ZTE Corporation.
(b)    Salary and Benefits Continuation. During the Transition Period, Executive will continue to be paid an annual base salary of $280,000, paid in bi-weekly installments in accordance with the Company’s standard payroll practices, accrue paid vacation and be eligible for all employee benefit plans available to senior executives of the Company (other than the Severance Plan) through the Termination Date. All payments made to Executive during the Transition Period will be subject to standard payroll deductions and withholdings.
(c)    Equity Awards. Each stock option, restricted stock award and restricted stock unit award held by Executive shall continue to vest in accordance with its terms and remain outstanding based upon Executive’s continued service during the Transition Period.
(d)    Business Expenses. The Company shall reimburse Executive for all outstanding expenses incurred prior to the Termination Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.
(e)    SEC Reporting. Executive acknowledges that to the extent required by the Exchange Act, Executive will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report his transactions in Company common stock for six months following the Transition Date.
(f)    Protection of Information. Executive agrees that, during the Transition Period and thereafter, Executive will not, except for the purposes of performing the Transition Duties, seek to obtain any confidential or proprietary information or materials of the Company.
3.    Final Paycheck. Executive acknowledges and agrees that, unless Executive’s employment with the Company is terminated earlier by the Company for Cause or by Executive for any reason, Executive’s status as an employee of the Company will end effective as of the Termination Date. As soon as administratively practicable on or after the Termination Date, the Company will pay Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether Executive executes or revokes this Agreement or the Release of Claims (as defined below). Following the Termination Date, Executive may elect to receive continued healthcare coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
4.    Full Payment. Executive acknowledges that the payment and arrangements set forth above shall constitute full and complete satisfaction of any and all amounts due and owing to Executive as a result of his employment with the Company and the termination thereof.
5.    Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.
(a)    On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive releases and forever discharges the “Releasees,” consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (“Claims”), which Executive now has or may later have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the Effective Date, including, without limitation, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)    Executive does not release the following claims:
(i)    Claims for unemployment compensation or any state disability insurance benefits under the terms of state law;
(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims to continued participation in certain of the Company’s group benefit plans under the terms and conditions of COBRA;

(iv)    Claims to any benefit entitlements vested as the date of Executive’s employment termination, under written terms of any Company employee benefit plan;
(v)    Claims for indemnification under the Company’s Bylaws, , California Labor Code Section 2802 or any other applicable law; and
(vi)    Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)    EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
(d)    BEING AWARE OF SAID CODE SECTION, EXECUTIVE EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
6.    Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service. Executive further agrees that:
(a)    Non-Disparagement. Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. The Company agrees that it shall not, and it shall instruct its officers and members of its Board of Directors to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 7(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.
(b)    Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.
(c)    Transfer of Company Property. On or before the Termination Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he has in his possession, custody or control on the Termination Date.
7.    Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this

Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
8.    No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments under this Agreement, which may be transferred only upon Executive’s death by will or operation of law.
9.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California. The parties consent to the exclusive jurisdiction of, and venue in, the state and federal courts within San Francisco County, California for the resolution of any disputes arising out of or in any way related to this Agreement.
10.    Miscellaneous. This Agreement, collectively with the Confidentiality Agreement, the Release of Claims and the agreements evidencing the outstanding equity awards, constitutes the entire agreement between the parties with regard to its subject matter and supersedes, in their entirety, any other agreements between Executive and the Company with regard to its subject matter. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by Executive and an authorized officer or director of the Company and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
11.    Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.
12.    Maintaining Confidential Information. Executive reaffirms his obligations under his Confidentiality Agreement.
13.    Executive’s Cooperation.  After the Termination Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

DATED: February 7, 2014	/s/ Michael Ashby
Michael Ashby

Calix, Inc.
DATED: February 7, 2014	By:	/s/ Mimi Gigoux
Mimi Gigoux